Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-26359) pertaining to the Sonic Corp. Savings and Profit Sharing Plan of our report dated May 25, 2012, with respect to the financial statements and schedule of Sonic Corp. Savings and Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Oklahoma City, Oklahoma

May 25, 2012